AGREEMENT

                                                       BETWEEN

                                                  LIBERTY PAPER, INC.

                                                         AND

                                            NORTHERN STATES POWER COMPANY

                                                        INDEX

                                                                   Page


1.           RECITALS                                                1

2.           DEFINITIONS                                             2

3.           SALE OF LAND                                            5

4.           THERMAL ENERGY SUPPLY                                   8

5.           ELECTRICITY SUPPLY                                     24

6.           FIRE PROTECTION WATER SUPPLY                           27

7.           SOLID WASTE COMBUSTION                                 28

8.           INDEMNITY                                              30

9.           WARRANTIES AND REPRESENTATIONS                         33

10.          ARBITRATION                                            36

11.          REMEDIES                                               39

12.          EXTENSION AND RENEWAL                                  45

13.          TERMINATION                                            45

14.          MISCELLANEOUS                                          47



EXHIBIT A                      MAP SHOWING LOCATION OF TRACTS I AND II
EXHIBIT B                      STEAM SUPPLY SYSTEM DIAGRAM
EXHIBIT C                      CONDENSATE RETURN CHEMISTRY REQUIREMENTS
EXHIBIT D                      ELECTRIC SERVICE RATE SCHEDULE
EXHIBIT E                      SPECIFICATION FOR ACCEPTABLE SOLID WASTE
EXHIBIT F                      TERMINATION CHARGES FOR ELECTRICITY SUPPLY


                                         AGREEMENT


     This Agreement is between NORTHERN STATES POWER COMPANY ("NSP"), a Minnesota corporation, and LIBERTY PAPER, INC. ("LPI"), a Minnesota corporation.
                                       1.  RECITALS

   1.1 NSP owns and operates a facility located in Sherburne County near the City of Becker, Minnesota (herein referred to as "Sherburne County Generating Plant"), which produces steam for the purpose of generating and supplying electricity to NSP's customers. The primary fuel used to produce steam at the Sherburne County Generating Plant is coal.

   1.2 LPI intends to build, own and operate a facility adjacent to the Sherburne County Generating Plant (herein referred to as "LPI facility"), which will use steam and/or natural gas and electricity in the process of recycling and manufacturing container board.

   1.3 NSP desires to grant an option to LPI to purchase additional land in the event LPI proposes to expand or add to the LPI facility, and LPI desires an option for such land from NSP.

   1.4 NSP desires to provide thermal energy for the LPI facility by means of selling steam and/or natural gas, and LPI desires to purchase such steam and/or natural gas from NSP.

   1.5 NSP desires to sell electricity produced by its electrical system to LPI and LPI desires to purchase such electricity from NSP.

   1.6 LPI desires access to the fire protection water supply of the Sherburne County Generating Plant for the protection of the LPI facility and NSP is willing to provide access to this water supply to LPI.

   1.7 LPI desires to have NSP accept the solid waste generated at the LPI facility for use as fuel and NSP is willing to accept the solid waste for use as fuel at one of its RDF-fueled generating plants.

   1.8 NSP desires to grant an option to LPI for the purchase of land and sell steam and/or natural gas and electricity to LPI as a single transaction and provide the additional consideration of access to the Sherburne County Generating Plant fire protection water supply and combustion of solid waste generated at the LPI facility.

   1.9 LPI desires an option from NSP for the purchase of such land and to purchase the steam and/or natural gas and electricity and acknowledges that if it terminates either the purchase of steam and/or natural gas or electricity the additional consideration of access to the Sherburne County Generating Plant fire protection water supply and combustion of solid waste generated at the LPI facility will also terminate and LPI will pay termination charges specified in the Agreement.

         In consideration of the mutual covenants and agreements herein, NSP and LPI agree as follows:
                                    2.  DEFINITIONS

   2.1 The following terms when used in this Agreement shall have the meanings specified: "Available" or "Availability" means the status of the Steam Supply System when the System is capable of delivering steam at the Delivery Point in a quantity which meets LPI's needs, but not to exceed one hundred and eight (108) thousand pounds per hour, and in the quality of two hundred and fifty (250) pounds per square inch gauge (Pslg) and four hundred and twenty (420) degrees F, regardless of the LPI facility's ability to accept steam.

          "Compatible" means future expansion and/or addition to the LPI facility does not materially interfere with the continued operation of the Sherburne County Generating Facility or current or proposed uses of adjoining NSP property.

          "Condensate Return System" means the pipes, pumps, tanks, meters, controls, wires, insulation, support structures and other equipment required to return condensate from the LPI facility to the Sherburne County Generating Plant.

          "Contracted Demand Charge" means payments required by Paragraph
4.52 made by LPI to NSP for the purpose of obtaining electrical generating capacity so the steam supply to the LPI facility will not be interrupted or curtailed during periods of peak electrical demand on the NSP system.

           "CPI Index" means the Consumer Price Index for all Urban Consumers for All Cities, as published by the U. S. Department of Labor, Bureau of Labor Statistics.

           "Days" means Calendar Days. In computing any period of time in this Agreement, the day of the last act, event, or default from which the period of time begins to run shall not be included. The last Day of the period so computed shall be included, unless it is a Saturday, Sunday or a legal holiday.

           "Delivery Point" for the Steam Delivery System means the discharge of the isolation valve downstream of the Steam Delivery System metering station located in or near the LPI facility as designated on Exhibit B. Delivery Point for the Condensate Return System means the inlet from the Condensate Return System to the condensate return tank located in or near the LPI facility as designated on Exhibit B.

           "Effective Date" means the first Day after which both NSP and LPI have executed this Agreement.

           "Energy Charge" means payments required by Paragraph 4.51 made from LPI to NSP to reimburse NSP's costs to generate and deliver steam to the LPI facility and return condensate.

           "Fiscal Year" means the period of one year beginning on any January 1 during the term of this Agreement, except that if this Agreement or any provision hereof is terminated on other than a December 31 the last Fiscal Year will be the period ending on such termination date and beginning on the immediately preceding January 1.

           "Fixed Facilities Charge" means the payment  required by Paragraph
4.50  made from LPI to NSP for the use of the Steam Supply System.

           "Full Capacity" means any time after which the average production at the LPI facility achieves at least ninety percent (90%) of its one hundred thousand (100,000) ton design capacity over any period of at least twelve
(12) consecutive calendar months.

           "Steam Delivery System" means the pipes, pumps, meters, controls, wires, insulation, support structures and other equipment required to deliver steam to the LPI facility.

           "Steam Supply System" means the boilers, pipes, pumps, meters, controls, wires, insulation, support structures and other equipment required to generate and deliver steam to the LPI facility and return condensate to the Sherburne County Generating Plant. The Steam Supply System includes the Condensate Return System and the Steam Delivery System.

           "Tract I" means a parcel of land which NSP has donated to the City of Becker, located in the City of Becker, Sherburne County, Minnesota, described as:

           The West 30 acres of the South 850 feet of the East 2575 feet of the NW 114 of Section 6, Township 33 North, Range 28 West, hereinafter referred to as Tract I.

           "Tract II" means a parcel of land for which NSP shall grant LPI an option located in the City of Becker, Sherburne County, Minnesota, described as:

           That part of the South 850 feet of the East 2575 feet of the NW 114 of Section 6, Township 33 North, Range 28 West lying East of the West 30 acres thereof, hereinafter referred to as Tract II.

                                 3. SALE OF LAND

   3.1 NSP acknowledges and agrees LPI intends to build and operate the LPI facility on Tract I, a parcel of land located in the City of Becker, Sherburne County, Minnesota adjacent to the Sherburne County Generating Plant. The approximate location of Tract I is shown on Exhibit A.

   3.2 NSP hereby grants to LPI a ten (10) year option to purchase by warranty deed Tract II, a parcel of land located in the City of Becker, Sherburne County, Minnesota adjacent to the Sherburne County Generating Plant. The approximate location of Tract II is shown on Exhibit A.

   3.3 LPI may exercise the option to purchase Tract II when the following conditions have all been met:

         (a)  The LPI facility is operating or has operated at Full Capacity;

         (b) LPI employs ninety (90) full-time, full-benefit or equivalent employees in the operation of the LPI facility;

         (c) LPI has executed a contract with NSP for the purchase of additional steam or electricity capacity for an expansion or addition to the LPI facility; and

         (d) The proposed expansion or addition to the LPI facility is Compatible with the Sherburne County Generating Plant.

         Prior to the closing of the option to purchase Tract II, NSP will provide LPI with evidence of the status of title to Tract II, which shall be free of all liens and encumbrances other than any easements or rights-of-way which are contemplated in this Agreement or which do not materially interfere with use or value of Tract II.

   3.4 LPI shall pay to NSP if it exercises the option to purchase Tract II a purchase price which shall be an amount equal to one hundred thousand dollars ($100,000.00) multiplied by the sum of (a) one, plus (b) the difference between (i) the CPI Index as published most recently prior to the date of the exercise of the option by LPI, minus (ii) the CPI Index as published most recently prior to the Effective Date. Upon payment, NSP will transfer Tract II to LPI by Warranty Deed.

   3.5 The term of the option on Tract II shall begin on the Effective Date of this Agreement.

   3.6 NSP shall file within thirty (30) Days of the Effective Date a memorandum with the Sherburne County Recorder stating the terms and conditions of the option.

   3.7   LPI shall be responsible and shall reimburse   Malcolm Olson (herein
referred to as "Tenant") for any and all damages to the 1993 crop on Tract
II caused by  LPI's construction of the LPI facility.

   3.8 LPI acknowledges and agrees the lease between NSP and Tenant, dated February 3, 1984, for agricultural crop use over Tract II shall remain in full force and effect until the option to purchase is exercised by LPI. In the event LPI exercises the option to purchase, LPI shall provide the Tenant reasonable time to complete the annual term of the lease or be responsible and reimburse Tenant for an equitable amount of crop damage based on the average per acre yield and the then current commodity value.

   3.9 LPI acknowledges and agrees existing irrigation wells and the underground pipe located on Tract II shall remain in place until the option to purchase is exercised by LPI. LPI shall grant Tenant an easement for same to include access for maintenance and repair of said wells and pipe. LPI shall take whatever precautions necessary to protect the wells and underground pipe from damage. LPI shall reimburse Tenant for any damages to such equipment by LPI, its agents or contractors.

   3.10 NSP shall grant to the City of Becker, either by easement or dedication, a thirty-five (35) foot wide strip of land for roadway or rail purposes the south line of which shall be in common with the north lines of Tracts I and II. NSP shall grant to the City of Becker, either by easement or dedication, a twenty-five (25) foot wide strip of land for roadway or rail purposes the north line of which shall be in common with the north line of Tract II.

   3.11 LPI shall not subdivide Tract II if the option to purchase is exercised, except as may be required to obtain tax increment financing, pay real estate taxes or by law. The transfer of any portion of the ownership or production capacity of the LPI facility or any expansion or addition to the LPI facility to a customer or affiliate of LPI shall not be considered subdivision of the property.

   3.12 LPI acknowledges and agrees NSP shall maintain a twenty (20) foot utility corridor the south line of which shall be in common with the south lines of Tracts I and II. In the event NSP proposes to install utilities in the corridor, LPI shall have the right to review and approve the installation of such utilities within sixty (60) Days notice of NSP's proposal. In the event LPI does not approve the installation of the utilities, or any portion or aspect of the utilities, LPI shall pay all additional costs and expenses, including cost of land, for the installation of the utilities.

   3.13 NSP shall reserve easements over Tract II for dust, fog, noise and other such emissions which may be carried by the wind from the Sherburne County Generating Plant and related appurtenances.

                              4.  THERMAL ENERGY SUPPLY

   4.1 LPI shall purchase steam and/or natural gas from NSP to provide thermal energy for the LPI Facility. NSP shall provide steam to the LPI Facility by means of a Steam Supply System which is described in Paragraph
4.3 of this Agreement. NSP shall make steam Available to LPI on either a noninterruptible basis or an interruptible basis. Paragraphs 4.1 to 4.46 apply to the selection of either steam supply basis. Sale of steam from NSP to LPI on a noninterruptible basis shall be in accordance with the terms of Paragraphs 4.48 to 4.52. Sale of steam from NSP to LPI on an interruptible basis shall be in accordance with the terms of Paragraphs 4.53 to 4.54. NSP shall provide natural gas to the LPI Facility in accordance with the terms of Paragraphs 4.55 to 4.56 of this Agreement.

   4.2 LPI shall notify NSP in writing of LPI's choice of the form and basis of thermal energy supply no later than November 1, 1993. The failure of LPI to notify NSP in writing of its choice of the form and basis of thermal energy supply by November 1, 1993 shall be deemed a selection of steam on an interruptible basis.

Construction. Ownership. Operation and Maintenance of Steam Supply System

   4.3 In the event LPI chooses steam for its thermal energy supply, NSP shall construct, own, operate, and maintain a Steam Supply System which will supply steam from the Sherburne County Generating Plant to the LPI facility. NSP shall use the Steam Supply System to:

          (a) generate steam of the quantity and quality specified in Paragraph 4.21 from the Sherburne County Generating Plant for delivery to the LPI facility;

          (b) deliver steam of the quantity and quality specified in Paragraph 4.21 from the Sherburne County Generating Plant to the LPI facility;

          (c) return condensate of the quantity and quality specified in Paragraph 4.40 from the LPI facility to the Sherburne County Generating Plant;

          (d) provide for communication, which includes a dedicated phone line and such links as may be required, between the Sherburne County Generating Plant and the LPI facility to safely and reliably operate the Steam Supply System.

A diagram of the Steam Supply System is attached to this Agreement as Exhibit
B.

   4.4 NSP shall obtain all franchises, licenses, permits, rights-of-way or easements necessary to construct, operate and maintain the Steam Supply System. NSP shall contest, within reasonable limits, court proceedings, orders, decrees, rules, regulations, laws and ordinances which would prevent NSP from so doing; provided, NSP shall only be required to appeal to conclusion at the first level of appeal from the original promulgation or enactment of any such orders, decrees, rules, regulations, laws and ordinances, whether such appeal is to administrative or judicial proceedings.

   4.5 LPI shall cooperate and provide information and documentation necessary for NSP to obtain the franchises, licenses, permits, rights-of-way and easements.

   4.6 LPI shall provide NSP with a right-of-way, along and in improvements situated on the LPI facility, as necessary to construct, operate, maintain, modify, repair, replace or make additions to the Steam Delivery System or Condensate Return System. LPI shall further permit NSP the right of ingress to and egress from the LPI facility, over and across the LPI facility by means of roads and lanes thereon, if there is such, and otherwise by such route or routes as shall be calculated to cause the least damage and inconvenience to LPI and the LPI facility.

   4.7 NSP shall have the right to enter the LPI facility upon notification to LPI to construct, operate and maintain and, if necessary, modify, repair, replace or make additions to the Steam Delivery System.

   4.8 LPI shall furnish NSP, without charge to NSP, electricity, instrument air and well-water as may be required to support the operation and maintenance of the portion of the Steam Delivery System, including but not limited to the condensate return pumps, located at the LPI facility.

   4.9 NSP shall consult with LPI in the preparation of and make Available to LPI as they become Available to NSP, the technical design specifications, construction drawings and plans for review of the proposed configuration, appearance, and location of the portion of the Steam Delivery System and Condensate Return System to be located at the LPI facility. Such review by LPI shall be conducted in a timely fashion, so as not to impact project schedules.

   4.10  LPI shall consult with NSP in the preparation of and make Available
to NSP as they become Available to   LPI, the technical design
specifications, construction drawings and plans for review of the proposed configuration, appearance, and location of any equipment which will be connected to the Steam Delivery System and Condensate Return System. Such review by NSP shall be conducted in a timely fashion, so as not to impact project schedules.

   4.11 During the construction, operation and maintenance of the Steam Supply System by NSP, NSP shall exercise reasonable care not to engage in acts or omissions which would cause loss or damage to the Steam Supply System and use its best efforts to avoid damage to any property of LPI and interference with LPI's operations at the LPI facility.

   4.12 NSP shall perform annual maintenance on the Steam Delivery System. Whenever possible, NSP shall schedule annual maintenance to coincide with scheduled outages of the Sherburne County Generating Plant and the LPI facility.

   4.13 During the construction, operation and maintenance of the LPI facility by LPI, LPI shall exercise reasonable care not to engage in acts or omissions which would cause loss or damage to the Steam Supply System and use its best efforts to avoid damage to any property of NSP and interference with NSP's operations of its Sherburne County Generating Plant or the Steam Supply System.

   4.14 Written procedures which shall be consistent with this Agreement and mutually acceptable to both parties shall govern the inspection, check-out, testing, start-up, and operation of the Steam Delivery and Condensate Return Systems. NSP shall develop and maintain all such procedures. NSP agrees to develop such procedures in coordination with LPI. LPI agrees to provide, at its own cost, technical resources reasonably required to support the development of the procedures.

   4.15 NSP shall designate a Project Manager for the construction and start-up of the Steam Supply System. LPI shall designate a Project Manager for construction of the LPI facility. The Project Managers shall be responsible to schedule and coordinate the construction and start-up of the Steam Supply System and for routine communication between NSP and LPI. Operation and maintenance of the Steam Supply System shall be the responsibility of NSP and the Sherburne County Generating Plant Manager or his (her) designee.

   4.16 Upon completion of the Steam Supply System, NSP shall purchase and have in stock those spare parts for the Steam Delivery System which cannot normally be obtained in less than twenty-four (24) hours, the failure of which would disable the operation of such portions of the Steam Delivery System.

   4.17 LPI shall not, by reason of this Agreement or the payments made pursuant to this Agreement, acquire any title, ownership or other rights in or to the Sherburne County Generating Plant or the Steam Supply System. Any portion of the Steam Supply System placed at the LPI facility by NSP for the purpose of delivering of steam or condensate shall be and remain the property of NSP.

   4.18 NSP shall have no interest or right in, and agrees to pay over to LPI, any amounts received by it, as compensation for the condemnation, or other taking for public use of any part of the LPI facility, or any other part thereof on which the Steam Supply System is constructed.

   4.19 No changes, physical or electronic, which materially affect the control or operation of the Steam Delivery or Condensate Return Systems shall be made by LPI or NSP without the prior written consent of the other party.

   4.20 Steam supplied to the LPI facility under the terms of this Agreement shall be solely for the use in operating the LPI facility and shall not be resold or transported by LPI.

Steam Quantity and Quality

   4.21 NSP shall provide steam to the LPI facility meeting the following specifications when measured at the Delivery Point:

         (a) Temperature: 420 degrees with average daily variations of not more than plus or minus 5 degrees superheat and transient variations of not more than plus or minus 5 degrees Fahrenheit superheat.

         (b) Pressure: 250 pounds per square inch gauge (PSIG) with average daily variations of not more than plus or minus 10 PSIG and transient variations of not more than plus or minus 15 PSIG.

         (c) Maximum Steam Flow: one hundred and eight (108) thousand pounds per hour. LPI may take steam at any rate of flow not greater than the maximum; provided, when LPI takes steam, the minimum flow rate shall be at least twelve (12) thousand pounds per hour.

   4.22 NSP shall make steam Available in the quantities and qualities stated in Paragraph 4.21 commencing at 12:01 a.m. of September 30, 1994.
From September 30, 1994 to June 1, 1995, LPI shall not be required to take an annual minimum amount of steam. Provided NSP makes at least three hundred and seventy-five thousand (375,000) thousand pounds (klbs.) Available per Fiscal Year, LPI shall be required to take or pay for an annual minimum of three hundred and seventy-five thousand (375,000) thousand pounds (klbs.) per Fiscal Year, commencing at 12:01 a.m. of June 1, 1995. Minimum steam usage for LPI during any Fiscal Year which has less than three hundred and sixty-five (365) Days shall be the number of pounds otherwise required, multiplied times a fraction, the denominator of which is three hundred and sixty-five (365) and the numerator of which is the actual number of Days in such Fiscal Year.

   4.23 From September 30, 1994 to June 1, 1995, NSP will coordinate with LPI, and will endeavor to deliver steam to LPI in the conditions and amounts required during the checkout, testing, and start-up of the LPI Facility. NSP makes no guarantee of the Availability of any steam to be supplied during this period. Further, the steam supply during this period is subject to interruption or curtailment at the sole discretion of NSP during periods of peak electrical demand on the NSP system.

   4.24 If the steam flow to LPI is to be temporarily reduced or limited, NSP will use all reasonable efforts to notify LPI of the extent of such reduction or limitation at least one (1) hour in advance. Should the steam supply to LPI be interrupted through no fault of LPI, NSP shall, within four
(4) hours of the start of such interruption, advise LPI of the estimated duration of the interruption. Any interruption of steam delivery shorter than fifteen (15) minutes in length shall not result in any remedy to LPI or be included in calculating Availability of the Steam Supply System. Any interruption of steam flow longer than fifteen (15) minutes but shorter than eight (8) hours shall be counted as eight (8) hours in length. Any interruptions greater than or equal to eight (8) hours in length shall be included in calculating Availability of the Steam Supply System at their actual value, rounding to the nearest whole hour.

   4.25 LPI acknowledges and agrees that NSP shall not be required to provide backup steam during periods of when the Steam Supply System is not Available.

Metering

   4.26 Metering of steam and condensate shall be installed in the Steam Supply System at the Delivery Point. Such metering will consist of:

         (a) Temperature and pressure recording instruments and flow meters for steam;

         (b) Temperature compensated flow meters and temperature recording instruments for condensate; and

         (c) Conductivity and Ph monitoring and sampling devices for condensate.

   4.27 Meters and all meter readings and/or documentation shall be accessible at all reasonable times to inspection and examination by LPI. Meters shall be calibrated at least once each one hundred and eighty (180) Days. Reasonable expenses relating to the calibration, repair and maintenance of the meters shall be shared equally by NSP and LPI.

   4.28 LPI may install, operate and maintain, at its own cost, additional metering equipment, provided any additional meter is installed at the LPI facility so as not to interfere with the operation of NSP metering equipment.

Billing

   4.29 When steam supply commences and twenty (20) Days prior to the beginning of each Fiscal Year, NSP shall provide LPI with a statement of the Fixed Facility Charge, the Energy Charge and, in the event LPI chooses the noninterruptible steam supply, the Contracted Demand
Charge. Indices will be used to adjust the price components for a given Fiscal Year in January of that year. Price Components will be adjusted by the difference of the averages of the indices for each of the two prior years.

   4.30 If LPI fails to take the annual minimum requirement specified in Paragraph 4.22 for any Fiscal Year, LPI shall pay NSP, within thirty (30) Days of the end of January of the following Fiscal Year, an amount equal to the value of the total number of pounds of the annual minimum not taken, multiplied by the Energy Charge, minus the fuel cost of such undertaken pounds, as adjusted for boiler efficiency, but in no case shall the fuel cost credit exceed eighty percent (80%) of the current Energy Charge.

   4.31 NSP shall issue bills for steam supply service on or before the tenth (10th) Day of the thirty (30) Day billing period. The bill shall be in a format mutually acceptable to NSP and LPI.

The bill shall state the following information:

         (a) The pounds of steam of the quality specified in Paragraph 4.21 produced and delivered by NSP to LPI during the preceding month;

         (b)   Previous and current steam flow meter readings;

         (c)   Credits, if any, due for Availability of steam supply;

         (d) The volume, in U.S. gallons, of all condensate of the quality specified in Paragraph 4.40 returned by LPI during the preceding month.

         (e)   Previous and current condensate meter readings;

         (f) Total volume of condensate that does not meet or exceed the condensate quality specifications stated in Exhibit C; and

         (g)   Sales taxes.

   4.32 LPI shall pay bills for steam supply service on or before the tenth Day succeeding the date bill is rendered for steam supply service by NSP in the preceding billing period.

   4.33 Any monthly statement presented by NSP to LPI which is past due as specified herein shall be subject to a late payment charge at the interest rate of one and one-half (1-1/2) percent per month (or fraction thereof) on the amount past due, compounded monthly, until such past due amount is paid by the party owing thereon. This late payment charge is merely a further obligation hereunder and shall not be construed to excuse the fact that a late payment of non-contested portions of a statement by the party owing thereon is a default; and further, such charge shall not constitute a waiver of any remedy the non-defaulting party may pursue in the event of default. The date of payment shall mean the date the letter containing any payment is postmarked.

   4.34 Shall any non-contested past due amount owed by LPI to NSP exceed sixty (60) Days, NSP, at its sole option, may discontinue supplying steam and accepting solid waste after giving LPI seven (7) Days written notice by registered mail until such past due amounts are paid along with the late
payment charge specified in Paragraph 4.33.   In the event any portion of the
bill is contested, LPI shall pay all amounts less that portion which is contested.

    4.35 NSP shall prepare accurate periodic bills. NSP and LPI shall both review such bills and raise any questions or point out any mistakes promptly.

    4.36 All bills and payments pursuant to this Agreement shall be sent, unless otherwise agreed to, by United States Mail, postage thereon prepaid, addressed to the persons identified in Paragraph 14.4.

Term of Steam Supply

   4.37 NSP shall provide steam to the LPI facility in the quantity and quality specified in Paragraph 4.21 for a period of twenty (20) years.

   4.38 LPI shall purchase steam from NSP for the LPI facility in the quantity and quality specified in Paragraph 4.21 for a period of twenty (20) years.

   4.39 The twenty (20) year term for steam supply begins at 12:01 a.m. on January 1, 1995.

Condensate Return

   4.40 During each Fiscal Year, LPI shall return condensate water at the Delivery Point equal to a volume of at least eighty percent (80%) of the condensate from any steam delivered to the LPI Facility. Condensate shall meet or exceed the condensate quality specifications stated in Exhibit C, as measured at the Delivery Point. LPI shall install water treatment equipment upstream of the NSP condensate storage tank as required to assure condensate meets or exceeds the requirements of Exhibit C. Water treatment equipment shall be installed at the LPI facility.

   4.41 LPI shall dispose of any condensate which does not meet the specifications stated in Exhibit C. LPI shall dispose of the condensate at its own cost, and in an environmentally responsible manner.

   4.42 From September 30, 1994 to June 1, 1995, LPI will endeavor to return eighty percent (80%) of the condensate from the steam supplied to NSP during the checkout, testing and startup of the LPI facility. LPI makes no guarantee of the amount of condensate to be returned during this period. LPI agrees to dispose of condensate and/or waste water from the LPI facility which does not meet or exceed the condensate quality specifications stated in Exhibit C at its own cost, and in an environmentally responsible manner.

    4.43 LPI shall pay NSP three dollars ($3.00) for each one thousand (1,000) gallons of condensate less than eighty percent (80%) which are not returned to NSP, as calculated on a monthly basis.

    4.44 If the condensate return rate is less than sixty percent (60%) for fifteen (15) consecutive Days, NSP reserves the right to interrupt steam supply until such time as the LPI facility is able to return sixty percent (60%) of the condensate.

    4.45  Prior to the end of the fifteen (15) Day period, NSP and LPI shall
meet to discuss LPI's efforts to improve the condensate return rate.   NSP
agrees to give LPI due consideration for its efforts to improve condensate return rate in this situation.

    4.46 NSP shall pay LPI three dollars ($3.00) for each one thousand (1,000) gallons of condensate greater than eighty percent (80%) which are returned to NSP as calculated on a monthly basis.

Steam Supply Selection

   4.47 In the event LPI chooses steam as the form of its thermal energy supply, LPI shall periodically have the option of changing the basis of steam supply. Steam supply basis shall be elected for three (3) year terms beginning in May, 1997 and continuing every third year in the month of May until the expiration of this Agreement. Prior to the tenth
(10th) Day of May in each third year, NSP will provide LPI with a quotation for the Contracted Demand Charge for the noninterruptible steam supply for the upcoming three year term. After receipt of the quotation and prior to the thirtieth (30th) Day of May, LPI shall notify NSP in writing of its choice of steam supply service for the three year term, which will begin on the first (1st) Day of January of the following year. In 1996 and 1997, NSP will supply steam for a one-year term, on the basis selected in writing by LPI in May of the previous year. In 1995, NSP will supply steam for a one-year term, on the basis determined by Paragraph 4.2. Prior to the tenth
(10th) Day of May in 1995 and 1996, respectively, NSP will provide a quotation for the Contracted Demand Charge for the noninterruptible steam supply for the following year.

Noninterruptible Steam Supply

   4.48 In the event LPI chooses noninterruptible steam supply, the Steam Supply System will be Available ninety-five percent (95%) of the eight thousand four hundred and forty-eight (8448) hours the LPI facility is scheduled to run during a year. Scheduled operation of the LPI facility shall be three hundred and sixty-five (365) Days at twenty-four (24) hours a Day, less one (1) scheduled annual maintenance outage of a duration not to exceed seven (7) Days or one hundred and sixty-eight (168) hours, less one hundred and forty-four (144) hours for corrective and/or preventative maintenance outages. Annual scheduled operating hours for the LPI facility will total eight thousand four hundred and forty-eight (8448) hours. In those years with three hundred and sixty-six (366) Days, the number of annual scheduled operating hours shall be increased to eight thousand four hundred and seventy-two (8472). Insofar as possible, all maintenance outages shall be taken at times convenient to both NSP and LPI. Regardless of mutual convenience, LPI shall provide NSP with not less than sixty (60) Days notice prior to the commencement of its annual maintenance outage. LPI intends that the one hundred and forty-four (144) hours of corrective and/or preventative maintenance outages will be conducted in twelve (12) monthly outages of twelve (12) hours. LPI shall provide NSP with not less than seven (7) Days notice prior to the start of any such outage.

   4.49 LPI shall purchase steam from NSP at a price consisting of three components: Fixed Facility Charge, Energy Charge and, if LPI selects noninterruptible steam supply, Contracted Demand Charge.

   4.50 LPI shall pay NSP a Fixed Facilities Charge of Four Million Two Hundred and Sixty Thousand Dollars ($4,260,000.00) in return for use of the Steam Supply System for the term of this Agreement. The Fixed Facility Charge shall be payable to NSP in the form of an annuity with the following terms:
           Principal Amount = P:  $4,260,000.00
           Term = n:  20 years
           Interest Rate = i: The annual interest rate for each Fiscal Year shall be equal to the average of seven percent (7%) and the annual average rate granted to electric utilities for Return on Equity (ROE) as reported on or about the tenth (10th) Day of January of that year by Regulatory Research Associates, Inc.
            Compounding:  Annually

          The value of the Fixed Facilities Charge for each Fiscal Year shall be calculated in January of that year using the following formula:

                                              n              n
            Fixed Facility Charge = (i (1 + i)  x P)/((1 + i)  - 1)

           ROE value to be used for calculating the 1995 Fixed Facilities Charge shall be twelve point zero nine (12.09%). The value of the Fixed Facilities Charge for 1995 shall be four hundred and eighty-three thousand, four hundred and ten dollars ($483,410).

   4.51 For each one thousand (1,000) pounds of steam delivered by NSP to the LPI facility, LPI agrees to pay NSP an Energy Charge. The Energy Charge shall have the following components:

Component                   Price               Adjusted Index

Fuel                        $1.15               Actual Delivered Coal Cost
                                                to Sherburne County
                                                Generating Plant as Reported
                                                by NSP to U.S. Federal Energy
                                                Regulatory Commission

Replacement Energy          $0.27               NSP Marginal Cost of
                                                Replacement Energy

Fixed O & M                 $0.23               Total Compensation, Civilian
                                                Workers as Reported by U.S.
                                                Department of Commerce

Property Tax                $0.10               Actual Property Tax

Variable O & M Costs        $0.10               Total Compensation, Civilian
                                                Workers as Reported by U.S.
                                                Department of Commerce

The Energy Charge is equal to the sum of these components as expressed in dollars per thousand pounds of steam.

   4.52 In the event LPI chooses noninterruptible steam supply, LPI shall pay NSP a Contracted Demand Charge in the amount of one hundred sixty-five thousand, four hundred eighty dollars ($165,480.00) per year for the Fiscal Year starting on January 1, 1995. This value will be adjusted in accordance with the terms stated in Paragraph 4.47.

Interruptible Steam Supply

   4.53 In the event LPI chooses interruptible steam supply, the Steam Supply System will be Available ninety percent (90%) of the total number of hours in a year, or seven thousand eight hundred and eighty-four (7884) hours per year. In years with three hundred and sixty-six (366) Days, this value shall be increased to seven thousand nine hundred and six (7906). Steam delivery is subject to interruption during NSP system-wide peak electrical demand periods. The duration and frequency of interruption periods shall be at the discretion of NSP. Interruption periods will normally occur at such times when NSP is required to use oil-fired generating equipment or to purchase power at a price equivalent to production cost using oil-fired equipment, when NSP expects peak electrical demand, or at such times when, in NSP's opinion, the reliability of the electrical transmission and/or delivery systems are endangered.

           (a) Within one (1) hour of publication by NSP System Operations, LPI will be notified of any daily peak load forecast which includes conditions under which steam supply to LPI could be curtailed. Such notification shall constitute the start of a "Control Condition." During such a Control Condition, steam supply to LPI will be subject to interruption at any time with fifteen (15) minutes notice. NSP accepts no responsibility for any damages, direct or indirect, resulting from interruption of steam supply to LPI during a Control Condition.

            (b) Peak periods during which steam supply is subject to interruption shall be defined as follows: The peak period is defined as those hours between 9 a.m. and 9 p.m. Monday through Friday, except the following holidays: New Year's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. When a designated holiday occurs Saturday, the preceding Friday will be a designated holiday. When a designated holiday occurs on Sunday, the following Monday will be a designated holiday.

Insofar as possible, any maintenance outages taken during the year shall be taken at times mutually convenient to both NSP and LPI. Regardless of mutual convenience, LPI shall provide NSP with not less than sixty (60) Days notice prior to LPI's annual seven (7) Day maintenance outage. LPI shall make all reasonable efforts to provide NSP with not less than seven (7) Days notice prior to the start of any other routine maintenance outages.

   4.54 LPI shall purchase steam from NSP at a price consisting of two components: Fixed Facility Charge and Energy Charge. LPI shall pay the Fixed Facility Charge as described in Paragraph 4.50. LPI shall pay the Energy Charge as described in Paragraph 4.51.

Natural Gas Supply

    4.55 In the event LPI chooses gas for its thermal energy supply, NSP agrees to supply, transport, or distribute natural gas to the LPI facility.
 LPI shall purchase natural gas supplied and distributed by NSP for a period of one (1) year from the selection of natural gas for its thermal energy supply. Terms and conditions of gas supply transportation or distribution shall be as agreed to between the parties at the time LPI chooses to exercise this option, and shall be detailed in a specific natural gas service contract. Natural gas purchased by LPI shall be transported and distributed over the NSP distribution system. NSP may match the terms of any alternative gas supplier selected by LPI to supply natural gas to the LPI facility.

   4.56 In the event LPI terminates the purchase of steam for its thermal energy supply, NSP agrees to supply, transport or distribute natural gas to the LPI facility. LPI shall purchase natural gas supplied and distributed by NSP for a period of one (1) year from the termination of the steam supply. Terms and conditions of gas supply, and distribution shall be agreed to between the parties at the time LPI terminates steam supply, and shall be detailed in a specific natural gas service contract. Natural gas purchased by LPI shall be transported and distributed over the NSP distribution system. NSP may match the terms of any alternative gas supplier selected by LPI to supply natural gas to the LPI facility. LPI use of natural gas as the primary source of process thermal energy shall not relieve LPI of its obligation to take or pay for an annual minimum of three hundred and seventy-five thousand (375,000) thousand pounds (klbs.) of steam and to pay the Fixed Facility Charge for the Steam Supply System.

                                 5.  ELECTRICITY SUPPLY

   5.1 NSP shall provide electric service to the LPI facility in the form of three (3) Phase, four (4) Wire, Grounded Wye, Alternating Current at a nominal frequency of sixty (60) Hertz and at a nominal voltage of thirteen point-eight (13.8) Kv, for LPI's use solely for the operation of electric equipment to be installed by LPI at the LPI facility.

   5.2 NSP shall deliver electric service to the LPI facility at the 13.8 Kv side of the NSP transformer located in the NSP substation to be build adjacent to the LPI facility. LPI will be responsible for the cost of all facilities necessary to interconnect at NSP's disconnecting means of the substation transformer.

Capacity Commitment

   5.3 NSP agrees to provide and keep Available throughout the term of electric service for LPI's use at the LPI facility eight (8) megawatts of capacity. NSP also agrees to provide additional capacity to an aggregate of fourteen (14) megawatts capacity upon reasonable written notice from LPI specifying the additional amount of capacity and the date same will be required. Reasonable notice shall be construed to mean ample time in which NSP can provide such additional capacity in its system as may be necessary.

Annual Minimum Charge

   5.4 In consideration of the capacity commitment stated in Paragraph 5.3 and its investment in facilities to serve LPI, LPI agrees that if the total net payments during any Fiscal Year, in accordance with the rate stated in Paragraph 5.3, amount to less than the minimum charge of $336,000.00 per Fiscal Year, the difference between the minimum charge and the total net payment shall be included in the bill for the last month of the Fiscal Year and LPI agrees to pay same as charge for electric service rendered.

Rate and Billing
   5.5 LPI shall qualify for and elects the rate schedule for general service during construction of the LPI facility. LPI shall pay NSP's established rate schedule in effect from time to time in this locality for such electric service, the established rate schedule now in effect being the one attached to this Agreement as Exhibit D.

   5.6   NSP shall issue bills for electric service on or before the tenth
(10th) Day of the thirty (30) Day billing period.

   5.7   LPI shall pay bills for electric service on or before the tenth
(10th) Day succeeding the date bill is rendered for electric service by NSP in the preceding billing period.

   5.8 Any monthly statement presented by NSP to LPI which is past due as specified herein shall be subject to a late payment charge stated in NSP's tariff with the Minnesota Public Utilities Commission on the amount past due, compounded monthly, until such past due amount is paid by the party owing thereon. This late payment charge is merely a further obligation hereunder and shall not be construed to excuse the fact that a late payment of non-contested portions of a statement by the party owing thereon is a default; and further, such charge shall not constitute a waiver of any remedy the non-defaulting party may pursue in the event of default. The date of payment shall mean the date the letter containing any payment is postmarked.

Term of Electric Service

   5.9 NSP shall provide electric service to the LPI facility for the purposes of construction of the LPI facility within thirty (30) Days of NSP's receipt of written request by LPI to provide such service. LPI shall pay NSP for the electric service for the purposes of construction of the LPI facility.

   5.10 NSP shall provide electric service to the LPI facility for the purposes of operation of the LPI facility by January 1, 1995 for a period of twenty (20) years. NSP shall not be required to provide electric service greater than five (5) megawatts of capacity prior to March 1, 1995.

   5.11 LPI shall purchase electric service from NSP for the purposes of operation of the LPI facility by January 1, 1995 for a period of twenty (20) years.

Authority of the Minnesota Public Utilities Commission

   5.12 The electric service provided under this Agreement is subject to the General Rules and Regulations of NSP on file with the Minnesota Public Utilities Commission as they now exist or may hereafter be changed.

                      6. FIRE PROTECTION WATER SUPPLY

   6.1 Beginning September 30, 1994, NSP shall provide access to the fire protection water supply of the Sherburne County Generating Plant at the north-south centerline of the west boundary of Tract I, seven point five (7.5) feet below grade. Access to and reliance on the fire protection water supply is conditioned on the approval of insurers for both NSP and LPI.

   6.2 NSP shall supply fire protection water at one hundred (100) pounds per square inch gauge (PSIG) and one thousand five hundred (1500) gallons per minute (GPM) at the point of delivery described in Paragraph 6.1. NSP shall purchase, install, and test all necessary pipe, valves, fittings, and appurtenances required to supply fire protection water to the point of delivery. LPI agrees to pay NSP engineering, material, installation, testing and administrative costs incurred for purchase, installation and testing of the fire protection water supply access.

   6.3 LPI shall provide at its sole expense all necessary labor, equipment, and materials including all piping, valves and meters, to deliver fire protection water from the point of delivery to the LPI facility.

   6.4 NSP shall assume or incur no liability for the LPI facility, LPI property, real or personal, or any person, whether or not employed by LPI, as a result of providing access to the fire protection water supply of the Sherburne County Generating Plant.

   6.5 In the event an insurer for NSP withdraws approval, NSP may terminate its agreement to provide access to the fire protection water supply by giving written notice to LPI a termination date not less than one hundred and eighty (180) Days after notice. In the event an insurer withdraws approval, NSP shall assume or incur no liability for the LPI facility, LPI property, real or personal, or any person, whether or not employed by LPI.
In the event NSP obtains insurance from an insurer which will not approve LPI's access to the fire protection water system, NSP and LPI shall negotiate in good faith to reasonably allocate expenses arising out of termination of access.

   6.6 LPI shall use fire protection water only for the purpose of fighting fires either manually, via hose station , or automatically, via sprinkler system.

                          7.  SOLID WASTE COMBUSTION

   7.1 NSP shall accept solid waste generated from the LPI facility meeting the requirements stated in Exhibit E at one of its RDF-fueled generating plants. NSP's acceptance of the solid waste is contingent upon the following conditions:

         (a) Results from material evaluation and classification by the Minnesota Pollution Control Agency (MPCA) and the United States
Environmental Protection Agency (USEPA), which provides conditions to determine the acceptability of the combustion of the solid waste at the RDF-fueled generating plant;

          (b) NSP receipt and the continued validity of all necessary approvals from federal, state, regional, county or local agencies or authorities having jurisdiction, including permit modifications, to allow evaluation, classification, testing and combustion of the solid waste at the RDF-fueled generating plant;

          (c) Availability of processing and combustion capacity at the RDF-fueled generating plant; and

          (d) Results from material evaluation, classification, and pre-qualification testing, including a test burn, of the solid waste which determine the ability to handle and combust the solid waste at the RDF-fueled generating plant without adversely affecting plant operations; and

          (e) Agreement by NSP and LPI on terms of a capacity commitment.

   7.2 In the event of any change in the operation of the LPI facility which results in a material change in the physical character or composition of the solid waste, NSP's acceptance of the solid waste is contingent upon the meeting the conditions stated in Paragraph 7.1(a), (b), and (d).

   7.3 LPI shall pay all costs in connection with transportation and delivery of solid waste from the LPI facility to the RDF-fueled generating plant. LPI shall weigh the solid waste prior to delivery to the plant. LPI shall deliver the solid waste to the plant in RDF-type trailers compatible with plant operation. LPI shall deliver the solid waste to the plant on a schedule compatible with plant operation.

   7.4 LPI shall pay NSP for all solid waste delivered to the RDF-fueled Generating Plant. For accepting solid waste that meets the specifications of RDF material stated in Exhibit E, LPI shall pay NSP fifteen dollars ($15) per ton. Alternatively, LPI shall pay NSP twenty dollars ($20) per wet ton of material delivered by LPI to the RDF-fueled Generating Plant that meets all specifications of the RDF material stated in Exhibit E, with the exception of moisture, which shall not exceed fifty-five percent (55%). All estimated prices are expressed in 1993 dollars and will be adjusted in January of each Fiscal Year using the CPI Index.

    7.5 NSP and LPI agree to pursue classification and qualification of the solid waste in a timely fashion.

    7.6 NSP and LPI agree to use best efforts to deliver solid waste to an RDF-fueled generating plant not more than one hundred and fifty (150) miles from the LPI facility.

    7.7 NSP and LPI agree to execute a separate agreement which details the specifics of solid waste delivery to the RDF-fueled generation.

                                           8.  INDEMNITY

    8.1 NSP shall pay, indemnify, defend and hold LPI harmless from and against, any and all costs, liabilities, claims, damages, losses, actions, suits or judgments (including reasonable attorneys' fees), asserted against LPI by any other person, firm, corporation, governmental authority or other entity (including, without limitation, employees of NSP) arising out of, or resulting from:

          (a) NSP's negligence in the construction, operation, maintenance, modification, replacement or repair of the Steam Supply System to the Delivery Point; or

          (b) Any breach by NSP of any warranty or representation  stated in
Section 9 of this Agreement.

   8.2 Notwithstanding Paragraph 8.1, NSP shall not be obligated to LPI for losses solely arising out of, resulting from or relating to:

         (a) LPI's negligence, gross negligence or willful misconduct.

   8.3 LPI shall pay, indemnify, defend and hold NSP harmless, from and against any and all costs, liabilities, claims, damages, losses, actions, suits or judgments (including reasonable attorney's fees) asserted against NSP by any other person, firm, corporation, governmental authority or other entity (including, without limitation, employees of LPI) arising out of, or resulting from:

          (a) LPI's negligence in the installation, maintenance, repair or use of any machinery, boilers or equipment at the LPI facility, other than the Steam Supply System to the Delivery Point; or

          (b) Any breach by LPI of any warranty or representation stated in
Section 9 of this Agreement.

   8.4 Notwithstanding Paragraph 8.3, LPI shall not be obligated to NSP for losses solely arising out of, resulting from or relating to:

          (a) NSP's negligence, gross negligence or willful misconduct.

   8.5 Any party to whom indemnification is owed pursuant to Paragraphs 8.1 through 8.4 will give the other party prompt notice of any claim for which indemnification is owed and the indemnifying party will immediately undertake the defense of or compromise or settle, any such claim; provided, however, that the party owing such indemnification shall consult with the other party with respect to any such defense, compromise or settlement and such other party, may at its own expense, participate in (but not control) any such defense. In the event that any party obligated to defend and indemnify fails to defend, compromise or settle any claim, the party to whom indemnification is owed will have the right to undertake the defense, compromise or settlement of such claim on behalf of, and for the account of and at the risk of the other party. Notwithstanding anything in this Agreement to the contrary, if, in the reasonable estimation of the party to whom indemnification is owed, there is a reasonable probability that the claim against it may have a material and adverse effect against such party other than for money payable, such party shall have the right, upon notice to the other party to assert and maintain control of efforts to defend, compromise or settle such claim, at its own cost and expense.

   8.6 LPI and NSP shall purchase and maintain the following policies of insurance during the entire term of this Agreement:

         (a) Statutory Workers' Compensation, and Employers Liability with a limit of not less than $100,000.

         (b) Comprehensive General Liability or the equivalent at not less than $5,000,000 per occurrence and a $5,000,000 annual aggregate. This coverage shall include, but not be limited to, explosion, collapse, underground damage, independent contractors, broad form property damage, personal injury or death, coverage for products and completed operations, and contractual coverage specifically covering the liability assumed under this Agreement.

         (c) Property insurance. The parties hereto shall purchase and maintain property insurance covering their own property and equipment, including coverage providing all risk fire and extended coverage, boiler and machinery, and transit and installation, or policies providing equivalent coverage. The parties hereby waive subrogation against each other under these policies and further agree that any deductibles under these policies will be absorbed by the insured, it being the specific intent of the parties that each will insure their own property and will not attempt to seek reimbursement for any damage to such property which is covered under these policies, or which would have been covered except for deductibles or an election to self-insure or not to insure.

           8.7 NSP and LPI shall be responsible for assuring that each of their contractors and their subcontractors carry insurance in the amounts and types required.
           8.8       Copies of all insurance policies provided in Paragraph
8.6 or certification thereof
shall be furnished each party hereto by the other party, together with all amendments and replacements.
           8.9 The provisions made in Paragraph 8.6 shall not relieve or excuse either party from any of its other obligations under this Agreement, including its obligation to indemnify the other party hereunder in the manner and to the extent provided in its indemnification provision above.
           8.10      No provision of this Agreement shall in any way inure
to the benefit of any third
person (including the public at large) so as to constitute any such person a third party beneficiary
of this Agreement or of any one or more of the terms hereof, or otherwise give rise to any cause of action in any person not a party hereto.
           8.11 The provisions of this Agreement providing for limitation of or protection against liability of NSP or LPI and their suppliers or subcontractors shall apply to the full extent permitted by law and regardless of fault, and shall survive the expiration or termination of this Agreement.
                                  9. WARRANTIES AND REPRESENTATIONS
           9.1       NSP hereby represents on behalf of itself:
                     (a) Northern States Power Company (NSP) is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.
                     (b) The execution, delivery, and performance by NSP of this Agreement have been duly authorized by all necessary corporate action on the part of NSP, do not contravene any law, or any government rule, regulation, or order applicable to NSP or its properties, or the Articles of Incorporation or By-Laws of NSP, and do not and will not contravene the provisions of, or constitute a default under, and indenture, mortgage, contract, or other instrument to which NSP is a party or by which it is bound, and this Agreement constitutes a legal, valid, and binding obligation of NSP enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, or similar laws at the time in effect.
                     (c) There are no actions, suits, or proceedings pending or to NSP's knowledge threatened against or affecting NSP before any court or administration body or agency which might materially adversely affect the ability of NSP to perform its obligations under this
           Agreement.
                     (d)       EXCEPT AS EXPRESSLY SET FORTH IN THIS
AGREEMENT NSP
           MAKES NO WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AS TO STEAM, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
                     (e) NSP has furnished or will furnish within a reasonable time copies of the resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement by NSP certified by the Secretary or an Assistant Secretary of NSP, and
           such resolutions were duly and validly adopted and are, as the date hereof, true and correct and in full force and effect.
           9.2       LPI hereby represents on behalf of itself:
                     (a) LPI is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has corporate power and authority to execute and deliver this Agreement and to perform its obligations
hereunder.
                     (b) The execution, delivery and performance by LPI of this Agreement have been duly authorized by all necessary corporate action on the part of LPI, do not contravene any law, or any governmental rule, regulation, or order applicable to LPI or its properties, or the
           Articles of Incorporation or By-Laws of LPI, and do not and will not contravene the provisions of, or constitute a default under, any indenture, mortgage, contract or other instrument to which LPI is a party or by which LPI in bound, and this Agreement constitutes a legal, valid and binding obligation of LPI enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, or similar laws at the time in effect.
                     (c) There are no actions, suits or proceedings pending or to LPI's knowledge threatened against or affecting LPI before any court or administrative body or agency which might materially affect the ability of LPI to perform its obligations under this Agreement.
                     (d)       EXCEPT AS EXPRESSLY SET FORTH IN THIS
AGREEMENT LPI
           MAKES NO WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AS TO ANY
           SOLID WASTE OR CONDENSATE, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
                     (e) LPI has furnished or will furnish within a reasonable time copies of the resolutions of its Executive Committee authorizing the execution, delivery and performance of this Agreement by LPI, certified by the Secretary or an Assistant Secretary of LPI and
           such resolutions were duly and validly adopted, and are as of the date hereof, true and correct and in full force and effect.
                                                     10. ARBITRATION
           10.1 Any dispute arising out or relating to this Agreement, or the breach thereof, shall be subject to resolution by arbitration, except antitrust claims or any claims involving a third party and based upon contribution, indemnification or damages based on tortious conduct which shall not be subject to arbitration under this Agreement.
           10.2 Prior to initiation of arbitration, any dispute shall first be referred by initial written notice to the persons identified in Paragraph 14.4, specifying the nature of the dispute and stating that the party is meeting pursuant to this Paragraph for the purpose of discussing and attempting to resolve of the dispute. The parties will use their best efforts to informally resolve any such dispute as promptly as is reasonable after the date of any such notice. However, if the dispute cannot be resolved within twenty-one (21) Days of such initial notice, either Party may initiate arbitration. Any failure to initiate arbitration within forty (40) Days of such initial notice shall be deemed a waiver of the right to arbitrate. Any waiver shall not prejudice a Party's right to arbitrate a dispute which is substantively the same as the waived dispute, except that they are based on facts arising subsequently to the facts that give rise to the previous controversy or claim.
           10.3      NSP and LPI shall, within twenty (20) Days of service
of the notice of arbitration,
select and designate a qualified and independent professional arbitrator. The two arbitrators selected shall select and designate a third qualified and independent professional arbitrator within twenty (20)
Days of their appointment. The arbitrators shall be competent by virtue of education and experience in the particular matter subject to the arbitration. The foregoing provision shall not prevent the
Parties from agreeing to proceed with an arbitration with a single arbitrator.
           10.4      The arbitrators shall have jurisdiction and authority
to interpret, apply or determine
compliance with provisions of this Agreement insofar as shall be necessary to the determination of
issues properly before the arbitrators. In making the decision, the arbitrators shall issue appropriate written findings and conclusions regarding the issues.
           10.5 Any arbitration conducted under this Agreement shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The arbitrators shall not have jurisdiction or authority to add to, detract from or alter the provisions of this Agreement or any applicable law or rule of civil procedure. The arbitrators shall have the authority to require either Party to specifically perform its obligations under this Agreement. The arbitration shall be closed to observation or monitoring by a third party unless either Party requests the arbitrators to allow third party presence, provided however that either Party may call upon third parties to present evidence at the arbitration hearing. The Parties agree to be bound by the decision of the arbitrators with respect to such request.
           10.6 NSP and LPI shall pay the fees, costs and expenses of the arbitrator it selects, and split the fees, costs and expenses of the third arbitrator retained. In all other disputes, each party shall pay one-half the arbitrators' fees, costs and expenses incurred in connection with any arbitration of any matter hereunder. Each party shall pay its own employee's costs, expert witness and consultants and attorneys fees, as well as its costs of exhibits and other incidental costs. If the arbitrators find a party has unreasonably brought, or has unreasonably forced the other party to commence, an arbitration proceeding, the arbitrators shall order such party to pay one-hundred percent (100%) of fees, costs, and expenses.
           10.7 Each party shall have the rights of discovery in the manner provided under the rules governing civil actions in the district courts of the State of Minnesota. All discovery issues shall be determined by order of the arbitrators upon motion made to them by either party. when a party is asked to reveal material which the party considers proprietary information or trade secrets, the party
shall bring the matter to the attention of the arbitrators who shall make such protective orders as are reasonable or necessary or as are otherwise provided by law.
           10.8 Pending the final decision of the arbitrators, NSP and LPI agree to diligently proceed with the performance of all obligations, including the payment of all sums, required by this
Agreement.
           10.9 Any decision, including orders arising out of disputes as to the scope or appropriateness of a request for, or response to discovery, of the arbitrators may be enforced in a district court with all costs, including court costs, paid by the party in default or in error.
           10.10 All arbitration proceedings shall take place in the State of Minnesota. The arbitration shall be held at a location agreed upon by NSP and LPI. In the event of failure to agree, the arbitrators shall determine the most convenient venue based on the location of the majority of the documentary evidence and prospective witnesses.
           10.11 Except as may be necessary for any review by the Minnesota Public Utilities
Commission or as otherwise required by law, no communications sent or documents delivered by either party because of a proceeding under this Section shall be disclosed by the other party to a third
party if that communication or document contains the caption "Privileged and Confidential-
Settlement Proceeding" or similar caption.
           10.12 Except as may be necessary for any review by the Minnesota Public Utilities
Commission or as otherwise required by law, a party who intends to disclose such documents to a third party shall provide at least ten (10) Days written notice to the other party prior to disclosure of such documents to the third party.
           10.13 Except as may be necessary for any review by the Minnesota Public Utilities
Commission or as otherwise required by law, the arbitrators' decision shall be deemed to be a settlement between the Parties and the decision shall be treated as a settlement for all purposes in the future.
           10.14 This Article shall survive the termination of this Agreement as necessary to resolve any disputes.
                                                        11.  REMEDIES
           11.1 LPI acknowledges and agrees that LPI's remedy in the event the Steam Supply
System is not Available as described in Paragraph 4.48, are liquidated damages which are calculated as follows: Damages for failure to meet Availability requirements on an annual basis will be calculated on an hourly basis up to seven (7) Days (168 hours) per year. Damages for time not Available greater than seven (7) Days (168 hours) will be calculated on a daily basis.  The
number of Days will be calculated by dividing the annual number of hours not Available in excess of one hundred and sixty-eight (168) by twenty-four (24), and rounding to the nearest whole Day.
Damages will be assessed on an hourly basis up to a maximum of seven (7)
Days (168 hours) per
year. The hourly rate for calculating damages will be the Energy Charge per thousand pounds times
eighty (80) thousand pounds (klbs.) per hour.   Availability damages for
hours in excess of one
hundred and sixty-eight (168) hours per year will be assessed on a daily basis up to a maximum of thirty (30) Days per year. The daily rate for calculating damages will be the Fixed Facility Charge divided by three hundred and sixty-five (365). NSP shall credit LPI, within thirty (30) Days of the end of January of the following Fiscal Year, an amount equal to the damages incurred.
            11.2 LPI acknowledges and agrees that LPI's remedy in the event the Steam Supply
System is not Available as described in Paragraph 4.53 are liquidated damages which are calculated
as follows: Damages for failure to meet Availability requirements on an annual basis will be calculated on an hourly basis up to seven (7) Days (168 hours) per year. Damages for time not
Available greater than 7 Days (168 hours) will be calculated on a daily basis. The number of Days will be calculated by dividing the annual number of not Available hours in excess of one hundred and sixty-eight (168) by twenty-four (24), and rounding to the nearest whole Day. Damages will be assessed on an hourly basis up to a maximum seven (7) Days (168 hours) per year. The hourly rate for calculating penalties is the Energy Charge per thousand pounds less the fuel component times eighty (80) thousand pounds (klbs.) per hour. Availability damages for hours in excess of one hundred and sixty-eight (168) per year will be assessed on a daily basis up to a maximum of fifteen (15) Days per year. The daily rate for calculating damages will be the Fixed Facility Charge divided by three hundred and sixty-five (365).
           11.3 LPI acknowledges and agrees that LPI's remedy in the event the Steam System is not Available as described in Paragraphs 4.48 and 4.53 is suspension of the Fixed Facility Charge, calculated as follows: If the Steam Supply System is not Available for a period of ten (10)
consecutive Days or greater, NSP agrees to credit LPI the value of the Fixed Facility Charge, calculated on a daily basis, for the duration of the suspension. If suspension extends beyond one hundred eighty (180) Days, LPI shall have the option to terminate the steam supply portion of the
Agreement. If the interruption extends between two (2) Fiscal Years, the annual Fixed Facility
Charge for the second year will not be due until the Steam Supply System becomes Available. The value of the Fixed Facility Charge owed for the second year will be calculated by the number of
Days the Steam Supply System was not Available due to suspension multiplied by the Fixed Facility
Charge, calculated on a daily basis.  NSP and LPI agree to extend the term of this agreement relating
to the purchase of steam by the number of Days the Agreement was suspended.
           11.4 If as a result of the actions, omissions or fault of NSP, NSP fails to comply with the requirements of Paragraph 4.48 or Paragraph 4.53, as applicable, for two (2) consecutive Fiscal
Years, LPI may terminate this Agreement as to the provisions relating to the purchase of steam, provided NSP has not provided LPI, within one hundred and eighty (180) Days after receiving written notice from LPI specifying LPI's intention to terminate, with reasonable assurance that NSP will meet the requirements of Paragraph 4.48 or Paragraph 4.53, as applicable, for the remaining term of this Agreement. LPI will not be required to pay the termination charges specified in
Paragraph 13.1 if LPI terminates under this Section, and LPI shall be entitled to pursue any legal remedies that may be available to it under Minnesota law for breach of this Agreement by NSP. In the event LPI pursues legal remedies that may be available to it under Minnesota law for breach of this Agreement by NSP, NSP's liability for damages shall not exceed one hundred thousand dollars
($100,000).  Further, NSP liability for damages is expressly limited by
Paragraph 11.12.   During
the 180-day period, representatives of LPI and NSP will meet and discuss alternatives to termination of the provisions of this Agreement relating to the purchase of steam.
           11.5 If as a result of the actions, omissions or fault of NSP, NSP fails to comply with requirements of Paragraph 4.22 by the date specified therein, LPI may terminate the provisions of this Agreement relating to the purchase of steam provided NSP has not achieved compliance within one hundred and eighty (180) Days after receiving written notice from LPI specifying LPI's intention to terminate and identifying the specific failure. LPI will not be required to pay the termination charges specified in Paragraph 13.1 if LPI terminates under this section. LPI will be required to pay a Contracted Demand Charge for any capacity purchased by NSP on LPI's behalf.
If NSP cannot establish to the reasonable satisfaction of LPI that it will be able to comply with the requirements of 4.22, LPI may upon notification to NSP proceed to install whatever boiler capacity it requires to meet its steam needs, at LPI's sole cost and expense.
           11.6 If as a result of the actions, omissions or fault of LPI, NSP fails to comply with requirements of Paragraph 4.22 by the date specified therein, NSP may terminate the provisions of this Agreement relating to the purchase of steam provided LPI has not allowed NSP to achieve compliance within one hundred and eighty (180) Days after receiving written notice from NSP specifying NSP's intention to terminate and identifying the specific action, omission or failure. LPI shall pay the termination charges specified in Paragraph 13.1 if NSP terminates under this section.
LPI shall pay the Contracted Demand Charge for any capacity purchased by NSP on LPI's behalf and any unpaid Energy Charge.
           11.7 If as a result of the actions, omissions or fault of NSP, NSP is unable to deliver the maximum design steam flow of one hundred and eight (108,000) thousand pounds per hour or the maximum flow required by LPI, whichever is less, LPI shall pay the Fixed Facility Charge and
Contracted Demand Charge reduced in proportion to the amount that the actual maximum steam flow, as measured by the NSP flow measurement equipment located upstream of the Point of
Delivery in or near the LPI facility, as described on Exhibit B, is less than the maximum design steam flow or the maximum flow required by LPI, whichever is less, and any unpaid Energy
Charge.
           11.8 If as a result of the actions, omissions or fault of LPI, NSP fails to comply with requirements of Paragraph 4.22 by the date specified therein,NSP is unable to deliver the maximum design steam flow of one hundred and eight (108,000) thousand pounds per hour or the maximum flow required by LPI, whichever is less, LPI shall pay the Fixed Facility Charge, Contracted
Demand Charge and any unpaid Energy Charge.
           11.9 Provided timely written notice is given to LPI, NSP shall not be liable for delays in delivery, inability to deliver steam, or periods of when steam is not Available, due to causes not reasonably foreseeable by NSP which are beyond NSP's reasonable control, such as acts of God, acts of civil or military authorities, Government priorities, fires, strikes, floods, epidemics, war or riot.
           11.10 If for any reason LPI fails or refuses to pay the charges specified in this Agreement for more than sixty (60) Days after they become due, except those portions reasonably contested, then in addition to the late payment charges provided in Paragraphs 4.33 and 5.8, NSP may terminate this Agreement for default if LPI has not corrected such delinquency within seven (7)
Days after written notice by NSP.
           11.11 In the event NSP terminates this Agreement for default, LPI shall remain liable for all past due payments and the termination charges set forth in Paragraphs
13.1 and 13.2 , applicable
to the date of such termination.
           11.12 In the event of termination of this Agreement by either party or by expiration of the term after any extension or renewal thereof, LPI shall, within sixty (60) Days of such termination notify NSP whether or not it desires to be granted title to that portion of the Steam Supply System located on the LPI facility. If LPI desires to be granted such title, NSP shall within thirty (30) Days of receipt of notice from LPI, deliver without cost or charge to LPI a bill of sale granting and transferring title to that part of Steam Supply System located on the LPI facility "as is", free and clear of any lien or encumbrance derived through NSP or any party other than LPI. If LPI notifies
NSP that it does not desire to be granted such title, NSP shall within one hundred eighty (180) Days of receipt of such notice from LPI complete the removal from the LPI facility of all parts of the
Steam Supply System located thereon. While removing the Steam Supply System from the LPI facility, NSP shall (a) exercise reasonable care and use its best efforts to avoid damage to any property of LPI and interference with LPI's operations at LPI's facility and
(b)  leave LPI's facility
in at least as good condition, operating and otherwise as it was prior to such tenancy, reasonable wear and tear excepted. If NSP fails to remove the Steam Supply System within the one hundred eighty (180) Days time period hereunder, LPI may remove the Steam Supply System at NSP's cost.
           11.13 Except as expressly stated elsewhere in this Agreement, the remedies specified in this Section are exclusive, and each party's liability for damages is expressly limited by this Section.
Neither party will be liable, whether arising under contract, tort (including negligence), or otherwise, for loss of anticipated profits, prospective benefits or anticipated savings, claims of customers, loss of use of capital or revenue, or for any other special, indirect, incidental or consequential loss or damage of any nature arising at any time or from any cause whatsoever. Notwithstanding this paragraph the parties shall have the right to bring an action for specific performance to enforce the terms of this Agreement.
                                          12.  EXTENSION AND RENEWAL
           12.1 The terms of this Agreement for the provision of steam, natural gas or electricity supply may be extended for a five (5) year period at LPI's option, provided LPI shall give NSP written notice of its intention to extend not less than six (6) months prior to expiration of the terms of this Agreement for the provision of steam, natural gas or electricity.
In the event LPI has paid
the entire amount of the Fixed Facility Charge, as described in Paragraph 4.50, no Fixed Facility
Charge shall be paid during any extended term.
           12.2 LPI shall have the right to negotiate a renewal of the terms of this Agreement for up to an additional ten (10) year period beginning upon the expiration of the terms and any extension thereof as provided in Paragraph 12.1 by giving written notice to NSP not less than twenty-four
(24) months prior to such expiration; provided, the Sherburne County Generating Plant is at such time and is in good faith projected by NSP to continue for such additional period to be in existence and operational to produce steam for the LPI facility.
                                                    13.  TERMINATION
           13.1 LPI may terminate this Agreement, as to those provisions relating to the purchase of steam after the Effective Date, by giving written notice to NSP, which termination shall be effective sixty (60) Days after receipt by NSP of written notice from LPI. LPI shall pay NSP, within ninety (90) Days following the Effective Date of termination, the unpaid principle amount of the
Fixed Facilities Charge stated in Paragraph 4.50, any unpaid amount of the Contracted Demand
Charge for the Fiscal Year in which the Agreement is terminated, and any unpaid Energy Charges.
           13.2 In the event LPI terminates those provisions relating to the purchase of steam, LPI shall be obligated to purchase natural gas from NSP, pursuant to Paragraph 4.56.
           13.3 LPI may terminate this Agreement, as to those provisions relating to the purchase of electricity after the Effective Date, by giving written notice to NSP, which termination shall be effective sixty (60) Days after receipt by NSP of written notice from LPI. LPI shall pay NSP, within ninety (90) Days following the Effective Date of termination, that amount of termination charge prescribed in Exhibit F, applicable to the date of such termination and to the nature of LPI's termination.
           13.4 In the sixty (60) Days after receipt of the written notice of termination, NSP may match the price and terms of any alternative electric supplier selected by LPI to provide electric service to the LPI facility. In the event NSP matches the price and terms, the provisions relating to the purchase of electricity shall not terminate and LPI shall purchase electricity under the amended price and terms.
           13.5 In the event LPI terminates those provisions relating to the purchase of electricity,
LPI shall not develop cogeneration or electricity generation capability at the LPI facility or any expansion or addition to the LPI facility. Backup generation to support the LPI facility shall not be considered electricity generation capability.
           13.6 In the event LPI terminates those provisions relating to the purchase of electricity,
LPI acknowledges and agrees NSP's agreement to provide access to the fire protection water supply of the Sherburne County Generating Plant, as described in Section 6, shall terminate.
           13.7 In the event LPI terminates those provisions relating to the purchase of electricity,
LPI acknowledges and agrees NSP's agreement to provide solid waste disposal, as described in
Section 7, shall terminate.
           13.8 In the sixty (60) Days after receipt of the written notice of termination of steam supply, NSP may match the price and terms of any alternative steam supplier selected by LPI to provide steam to the LPI facility. In the event NSP matches the price and terms, the provisions relating to the purchase of steam shall not terminate and LPI shall purchase steam under the amended price and terms.
           13.9 In the event LPI terminates those provisions relating to the purchase of steam and/or natural gas, LPI shall not develop cogeneration capability at the LPI facility or any expansion or addition to the LPI facility. Backup generation to support the LPI facility shall not be considered steam and/or natural gas generation capability.
           13.10 In the event LPI terminates those provisions relating to the purchase of steam and/or natural gas, LPI acknowledges and agrees NSP's agreement to provide access to the fire protection water supply of the Sherburne County Generating Plant, as described in
Section 6, shall terminate.
           13.11 In the event LPI terminates those provisions relating to the purchase of steam and/or natural gas, LPI acknowledges and agrees NSP's agreement to provide solid waste disposal, as described in Section 7, shall terminate.
                                                  14.  MISCELLANEOUS
           14.1 Neither NSP nor LPI shall release to the press or to the general public any information concerning the execution, existence, contents, performance or breach of this Agreement, except as may be required in any legal or regulatory proceeding, without first obtaining the written consent of the other party.
           14.2 NSP and LPI will do, execute, acknowledge and deliver all such further acts, conveyances and instruments as the other reasonably shall require for accomplishing the purpose of this Agreement.
           14.3 No forbearance on the part of either party in enforcing its rights under this
Agreement shall constitute a waiver of any terms of this Agreement, or a forfeiture of any such rights.
           14.4 All notices, requests, demands and other communications required by or necessary to this Agreement shall be in writing. Notice shall be deemed to have been given when delivered by hand or deposited in the United States mail, certified with return receipt requested, postage paid, addressed to the appropriate party at its respective mailing address as set forth immediately below:

           David Lenzen               Ronald Elsner, Project Engineer
           Ronald Lifson              Northern States Power Company
           Liberty Paper, Inc.        Sherburne County Generating Plant
           5600 North County Road 18  13999 Industrial Boulevard
           New Hope, MN 55428         Becker, MN 55308

Either party to this Agreement, by notice to the other party as required above, may change its address for the purpose of all future communications.
           14.5 This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. Each party may assign this Agreement, provided, however, such assignment shall not relieve the assignor of its obligations hereunder unless the other party consents to such assignment. Such consent shall not be unreasonably withheld.
           14.6 It is agreed that without regard for the place where this Agreement was made it shall be governed by and construed, in all respects, in accordance with the laws of the State of Minnesota
applicable to sales contracts made and to be performed in said state.
           14.7 This Agreement is contingent upon approval, as necessary, by the Minnesota Public
Utilities Commission. NSP and LPI shall use their best efforts to receive approval of this
Agreement by February 1, 1994. In the event approval is not received by February 1, 1994, NSP and LPI shall meet within thirty (30) Days and determine whether to proceed with the obligations of this Agreement. After the meeting either party may terminate this Agreement within thirty (30)
Days of meeting. In the event of termination, LPI will not be obligated to pay NSP a termination charge as stated in Paragraphs 13.1 or 13.3; however, as soon as practicable after such termination
NSP shall submit to LPI a written statement identifying the actual out-of-pocket costs incurred by
NSP through the termination date in constructing or preparing for construction of the Steam
Delivery System, and LPI shall pay to NSP fifty percent (50%) of those costs within sixty (60) Days after notice of termination.
           14.8 In the event that the Minnesota Public Utilities Commission does not approve the terms and conditions of this Agreement relating to the purchase and sale of steam, or if the
Minnesota Public Utilities Commission determines that additional costs must be allocated by NSP to the sale of steam hereunder, LPI may terminate this Agreement as to those provisions relating to the purchase of steam by giving written notice to NSP which termination shall be effective immediately upon receipt by NSP of the written notice from LPI. If LPI so terminates the provisions of this Agreement relating to the purchase and sale of steam, LPI will not be obligated to pay NSP
a termination charge as stated in Paragraphs 13.1 or 13.3; however, as soon as practicable after such termination NSP shall submit to LPI a written statement identifying the actual out-of-pocket costs incurred by NSP through the termination date in constructing or preparing for construction of the
Steam Delivery System, and LPI shall pay to NSP fifty percent (50%) of those costs within sixty
(60) Days after notice of termination.
           14.9 If LPI determines not to proceed with construction of the LPI facility due to its inability to obtain financing or permits or any other reason reasonably beyond its control, LPI may terminate this Agreement by giving written notice to NSP, which termination shall be effective immediately upon receipt by NSP of the written notice from LPI; provided, however, LPI may not terminate this Agreement pursuant to this paragraph at any time after February 1, 1994. If LPI so terminates this Agreement, LPI will not be obligated to pay NSP a termination charge as stated in
Paragraphs 13.1 or 13.3; however, as soon as practicable after such termination, NSP shall submit to LPI a written statement identifying the actual out-of-pocket costs incurred by NSP through the termination date in constructing or preparing for construction of the Steam Delivery System, and
LPI shall pay to NSP fifty percent (50%) of those costs within sixty (60) Days after notice of termination.
           14.10 This Agreement is contingent upon approval, as necessary, by the Board of Directors of NSP.
           14.11 This Agreement is contingent upon approval, as necessary, by the Board of Directors of LPI.
           14.12 This Agreement contains all of the understandings of the parties hereto and supersedes and replaces all prior written or oral agreements between them relating to the subject matter herein. This Agreement may not be amended or modified except in writing signed by an authorized representatives of NSP and LPI.
           14.13 It is understood and agreed that NSP and LPI will exercise good faith in the performance and enforcement of the contractual obligations contained herein. NSP and LPI will attempt to disputes through good faith negotiations. During such negotiations, NSP and LPI shall continue to perform their respective contractual obligations.
           14.14 As to any proprietary or trade secret information received or obtained by either NSP or LPI, or by its agents, employees or representatives from the other party or such party's agents, employees or representatives, in connection with the negotiation or performance of this Agreement and which is so designated as proprietary or trade secret information, the party so receiving or obtaining such information (herein referred to as the "Recipient") shall maintain the confidentiality thereof and shall use the same degree of care in so doing as the Recipient uses in respect of its own trade secrets and other confidential information, provided that such degree of care shall in all events be that reasonably necessary to maintain the confidentiality of such information. The requirement hereunder that the Recipient maintain the confidentiality of information shall extend to all agents.
employees and representatives thereof and the Recipient shall assure that such agents, employees and representatives similarly maintain such confidentiality. Notwithstanding the foregoing, the following information shall not be subject to the requirement that the Recipient thereof maintain the confidentiality thereof:
                     (a) information that is or becomes part of the public knowledge or literature without the fault of the Recipient or any of its agents, employees or representatives;
                     (b) information that is or becomes Available to the Recipient from a source other than the other party hereto or such other party's agents, employees or representatives;
                     (c)       information that is independently developed
by the Recipient without access
           to information which is required hereunder to be maintained as confidential;
                     (d) information that must be disclosed by Recipient or any of its agents, employees or representatives pursuant to court order or any law, rule or regulation imposed by any governmental instrumentality or agency; or
                     (e) information disclosed by either or both of the parties with written authorization of the other party.
           14.15 The purpose of this Agreement is to provide for and facilitate the sale of steam and electricity by NSP to LPI and this Agreement is not intended, nor shall it be deemed to create a
partnership, joint venture or similar relationship between NSP and LPI.
           14.16 NSP shall maintain adequate supporting records for verification of price components, fire protection water supply installation and construction costs and, in the event of termination of steam supply pursuant to Paragraphs 14.7 through 14.9, actual out-of-pocket costs in constructing
or preparing for construction of the Steam Delivery System.   NSP shall
preserve such records for
the term of this Agreement and allow access to them by independent third party auditors appointed by LPI.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of ___ day of October, 1993.

LIBERTY PAPER, INC.


By:____________________________________
   DAVID LENZEN
   Senior Vice President of Finance



NORTHERN STATES POWER COMPANY




By:_____________________________________
   EDWIN M. THEISEN
   President and Chief Operating Officer




By:_____________________________________
   LEON R. ELIASON
   President, NSP Generation


EXHIBIT A

Exhibit A is a LPI Site Location Drawing. It is a line drawing which shows the approximate location of the Sherburne County Generating Plant and related facilities, i.e. Unit 3 dry ash landfill, Unit 3 cooling towers, Unit 1 and 2 cooling towers, substation, recycle basin, bottom ash pond, fly ash pond, scrubber solids ponds, elk river ash landfill and Becker substation. The line drawing also shows the proposed location of the LPI facility on Tracts
I and II which are designated in the Agreement and the proposed location of the steam line and fire protection line. Finally, the line drawing shows the location of the City of Becker and the City of Becker Industrial Park. The locations are approximate and the drawing is not to scale.

EXHIBIT B

Exhibit B is a Steam Supply Diagram which identifies the components in the Steam Supply System which are located at the Sherburne County Generating Plant and at the LPI facility. The components identified at the Sherburne County Generating Plant include the Unit 1 and 2 Boiler Buildings and the main steam and cold reheat lines, and the Unit 1 and 2 Condensers and flow meters. The components identified at the LPI facility include the control valves, desuperheater, metering stations, relief valves and manual isolation valves. In addition, the LPI facility includes the desuperheat spray pumps, condensate return tanks, condensate return pumps and the condensate quality monitoring station. The points of delivery are identified as the manual isolation valve prior to the LPI process and the condensate return tank prior to the LPI process. The drawing is a schematic and is not an actual representation.


NSP/LPI
SHERBURNE COUNTY
ENERGY SUPPLY AGREEMENT

EXHIBIT C

Condensate Return Chemistry Requirements




Ph                          9.0 to 9.5

Specific Conductivity       5.0 to 11.p uomho/cm

Cation Conductivity         0.30 umho/cm Max.

Dissolved Oxygen            5 ppb Max. if returned to DA Storage Tank

Dissolved Oxygen            25 ppb Max. if returned to Deaerator

Silica                      7 ppb as Si02 Max. no condensate polishing

Iron                        8 ppb as Fe Max. no condensate polishing

Sodium                      3 ppb as Na Max. no condensate polishing

Chloride                    2 ppb as C1 Max. no condensate polishing

Sulfate                     10 ppb as SO4 Max. no condensate polishing

Total Organic Carbon        <200 ppb (ZERO OIL)

Copper                      <1ppb as Cu




Exhibit D:  Page 1 of 2
NSP/LPI Sherburne County Energy Supply Agreement

NORTHERN STATES POWER COMPANY (MINNESOTA)
ELECTRIC RATE BOOK - MPUC NO.1              Sheet No: 5- 19
MINNESOTA                                   Revision:  15th

GENERAL SERVICE

Availability:   Available to any non-residential customer for general
                service.
Rate:

Customer Charge per Month                   $21.55
                                      Oct-May     June-Sept
Service at Secondary Voltage:

  Demand Charge per Month
    All Kw - per Kw                   $ 6.21      $ 8.47

Energy Charge per Kwh                     2.91 cents
                                      January -   December
                                      Per Kw      Per Kwh
Voltage Discounts per Month:

  Primary Voltage                     $  .75      .06 cents
  Transmission Transformed Voltage    $ 1.50      .10 cents
  Transmission Voltage                $ 2.00      .13 cents

Interim Rate Adjustment: An interim rate adjustment of 5.36% shall be added to billings for electric service.

Fuel Clause:   Bills subject to the adjustment provided for in Fuel Clause
  Rider No. 1

Surcharge: In certain communities bills are subject to a surcharge provided for in Surcharge Rider.

Late Payment Charge: Any unpaid balance over $10.00 is subject to a 1.5% late payment charge or $1.00, whichever is greater. The charge may be assessed four working days after the date due.

Determination of Demand: The adjusted demand in kilowatts for billing purposes shall be determined by dividing the maximum actual demand in kilowatts by the power factor expressed in percent but not more than a 90% power factor and multiplying the quotient so obtained by 90% and rounding to the nearest whole Kw. In no month shall the demand to be billed be considered as less than:

1.)  Current month's adjusted demand in Kw, or

2.) 50% of the greatest monthly adjusted demand in kW during the preceding eleven months.

But in no month shall the billing demand be greater than the value in kW determined by dividing the kWh sales for the billing month by 75 hours per month.

The greatest monthly adjusted demand in kW during the preceding eleven months shall not include the additional demand which may result from customer's use of standby capacity contracted for under the Standby Service Rider.

Maximum Demand: The maximum actual demand in kilowatts shall be the greatest 15-minute load during the month for which bill is rendered.

Rate Code
                                  Transmission
            Secondary  Primary    Transformed Transferred
  Small     DK004      DK014      DK024       DK034
  Large     GK004      GK014      GK024       GK034

Filing Date:  11-2-92  By:  Keith H. Wietecki Effective:  1-1-93
                       Vice President, Electric Marketing & Sales

MPUC Docket No.  E002/GR-92-1185              Order Date:  12-31-92

Exhibit D:  Page 2 of 2
NSP/LPI Sherburne County Energy Supply Agreement

NORTHERN STATES POWER COMPANY (MINNESOTA)
ELECTRIC RATE BOOK - MPUC NO. 1               Sheet No:5-20
MINNESOTA                                     Revision:13th

GENERAL SERVICE (Continued)

Power Factor: For three phase customers with services above 200 amperes or above 480 V, the power factor for the month shall be determined by permanently installed metering equipment.

  For all single phase customers and three phase customers with services 200 amperes or less, a power factor of 90% will be assumed.

Off-Season Load Service: The optional Off-Season Load Service is available under this schedule subject to the provision contained in the Off-Season Load Rider.

Standby Service: Standby Service is available under this schedule subject to the provisions contained in the Standby Service Rider.

Competitive Service: Competitive Service is available under this schedule subject to the provisions contained in the Competitive Service Rider.

Minimum Demand to be Billed: The monthly minimum billing demand shall not be less than provided above.

Split Service: When approved by Company, customer's service may be split between General Service and General Time of Day Service rates. Only Company approved storage space cooling and storage space heating equipment qualifies for the General Time of Day Service portion of a Split Service installation. The thermal storage equipment shall be permanently wired, separately served and metered, and at no time connected to the General Service portion of the Split Service installation. Each portion of customer's Split Service installation will be considered separately for all other rate application purposes.

Terms and Conditions of Service:
1. Alternating current service is provided at the following nominal voltage:

    a. Secondary voltage: Single or three phase from 208v up to but not including 2,400v,

    b.  Primary voltage:  Three phase from 2,400v up to but not include
        69,000v,

    c. Transmission Transformed Voltage: Three phase from 2400v up to but not including 69,000v, where service is provided at the Company's disconnecting means of a distribution substation transformer,

    d.  Transmission voltage:  Three phase at 69,000v or higher.

        Service voltage available in any given case is dependent upon voltage and capacity of Company lines in vicinity of customer's premises.

    2. Transmission Transformed Service is available only to customers served by an exclusively dedicated distribution feeder. Customer will be responsible for the cost of all facilities necessary to interconnect at the Company's disconnecting means of a distribution substation transformer.

    3. Transmission Service is available at transmission voltage, subject to the terms and conditions contained in the Company's General Rules and Regulations, Section 5.1.B.

    4. Customer selecting General Service will remain on this rate for a period of not less than twelve months.

    5. If a customer has a billing demand of less than 25 kW for twelve consecutive months, he will be given the option of returning to the Small General Service schedule.

Filing Date:  1-28-91  By:  Keith H. Wietecki Effective:  4-30-92
                       Vice President, Electric Marketing & Sales
MPUC Docket No:  E002/GR-91-001               Order Date:  5-4-92



NSP/LPI
SHERBURNE COUNTY
ENERGY SUPPLY AGREEMENT

EXHIBIT E

SPECIFICATION FOR ACCEPTANCE SOLID WASTE
(Proximate Analysis)

                   Expected
                   Average        Maximum    Minimum

BTU/lb             5,000-5,500    n/a        5,000
Ferrous Metals                    1.00%
Glass                             3.50%
Moisture                          40.00%
Non-Ferrous Metal                 .75%
Rigid Particle Size               12"x12"
Ash(dry)                          15%


95% of all solid Waste delivered to the NSP RDF-Fueled Generating Plants shall be less than 6 inches in any dimension. LPI shall attempt to the best of their abilities to avoid delivery of material that includes excessively long and fibrous material. In the event that such long fibrous material is delivered, the NSP RDF-Fueled Generating Plants shall accept and process such materials at the sole discretion of NSP. If NSP determines that it is not feasible to process such materials, NSP shall reject the materials. LPI shall be responsible for costs and associated with the disposal of any such rejected materials, including but not limited to handling, transportation, and landfill costs.

                                NSP/LPI
                           SHERBURNE COUNTY
                        ENERGY SUPPLY AGREEMENT

                               EXHIBIT F

              Termination Charges for Electricity Supply


                                   AMOUNT
           YEAR                    DUE NSP

           1                       $1,468,820
           2                       $1,435,006
           3                       $1,398,334
           4                       $1,358,563
           5                       $1,315,432
           6                       $1,268,657
           7                       $1,217,928
           8                       $1,162,913
           9                       $1,103,250
           10                      $1,038,545
           11                      $968,372
           12                      $892,270
           13                      $809,737
           14                      $720,230
           15                      $623,159
           16                      $517,886
           17                      $403,718
           18                      $279,903
           19                      $145,624
           20                      $0